Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Eldorado Artesian Springs, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-53307 and 333-153284) on Form S-8 of Eldorado Artesian Springs, Inc. of our report dated June 27, 2014, with respect to the balance sheets of Eldorado Artesian Springs, Inc. as of March 31, 2014 and 2013 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended March 31, 2014 and 2013 which report appears in the March 31, 2014 annual report on Form 10-K of Eldorado Artesian Springs, Inc.

EKS&H LLLP
June 27, 2014